Exhibit 10.7

MOTIVE, INC.

2006 DIRECTOR COMPENSATION PLAN

Based on the report and recommendation of the Compensation Committee of the Board of Directors of Motive, Inc., the Board of Directors unanimously adopted and approved the following:

A.	Annual Retainer

$25,000 per year, to be paid to each Non-Employee Director in January of each calendar year (in February in the case of 2006).

B.	Committee Chair Fees

a.	Audit Committee Chair - $20,000 per year

b.	Compensation Committee Chair - $10,000 per year

c.	Nominating and Governance Committee Chair - $5,000 per year

d.	Chair of any Special Committee of Disinterested Non-Employee Directors created by the Board of Directors to consider special transactions or matters - $20,000, unless the Board of Directors specifies a lesser amount

e.	Each Committee Chair Fee shall be paid quarterly during the first month of each calendar quarter (in the second month of the first quarter of 2006).

C.	Meeting Attendance Fees

a.	Each Non-Employee Director shall receive a Meeting Attendance Fee of $1,500 for each full Board meeting attended.

b.	Members of the Audit Committee shall receive $1,250 for each Audit Committee meeting attended.

c.	Members of each other Board Committee shall receive $1,000 for each other Board Committee meeting attended.

d.	Notwithstanding the foregoing, where there are two or more meetings of either the full Board or one or more Board Committees occurring on the same day, only one fee shall be paid (the higher of the applicable fees, if different).

e.	Meeting Attendance Fees shall be paid whether attendance is in person or by telephone.

D.	Cash v. Options Election

a.	Each director shall be permitted to choose in January of each calendar year (in January or February in the case of 2006) whether to receive the Annual Retainer and/or Committee Chair Fees either in cash, or in an amount of stock options equivalent in value to the amount of cash that would have been paid (using the Black-Scholes method of valuation) plus twenty percent (20%). Absent an election to receive stock options, directors shall be presumed to have elected to receive cash.

b.	If a director chooses to receive fees in stock options, then such options shall be granted as follows:

i.	For Annual Retainer Fees, as of January 31 of the applicable year (as of February 28, in the case of 2006) with an exercise price per share equal to the closing price of the Company’s shares of common stock on NASDAQ on the date of grant, and with a vesting schedule providing for equal quarterly vesting over a one-year period.

ii.	For Committee Chair Fees, quarterly, as of the last day of the first month of the applicable calendar quarter (as of February 28, in the case of the first quarter of 2006) with an exercise price per share equal to the then most recent closing price of the Company’s shares of common stock on NASDAQ, and with a vesting schedule providing for equal quarterly vesting over a one-year period.

MOTIVE, INC.

November 30, 2007 Amendment to 2006 Director Compensation Plan

[Excerpted from Board resolutions]

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Directors Compensation

WHEREAS, the Compensation committee has recommended that the Board adopt certain amendments to the Director Remuneration Plan dealing with equity compensation due to, among other things, the status of the Company’s SEC filings.

RESOLVED, that following is adopted as the equity component of the Director Remuneration for years 2005 and forward, to be in effect until terminated or amended by the Board:

1.	For 2005, a cash payment to each Board member of $120,000 in lieu of any equity compensation for that year

2.	For 2006 , an award of options equal to 40,000 divided by a number equal to the closing price of the Company’s shares on the OTC market on November 30, 2007, such awards to priced at such closing price

3.	For 2007, an award of options equal to 40,000 divided by a number equal to the closing price of the Company’s shares on the OTC market on November 30, 2007, such awards to be priced at such closing price

4.	Commencing in 2008 and thereafter annually, at the first board meeting of a calendar year, an award of options equal to 40,000 divided by the closing price of the Company’s shares on the OTC market on such dated, such awards to be priced at the closing price on the date of award

5.	With respect to Mr. Meredith, in addition to the foregoing, an award of 50,000 options to be priced at the closing price of the company’s shares on the OTC market on November 30, 2007

6.	All options granted hereunder have terms of 5 years and shall vest in full one year from the award date

7.	With respect to options awarded for 2006 and 2007, if a director served as director for only a part year, any award hereunder shall be reduced in proportion to the term served.

8.	All references to Board members in this resolution shall mean non executive Board members.

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